Exhibit 10.7

                    LEASE TO BUILD AGREEMENT

          THIS LEASE AGREEMENT made and entered into this _28th_ day of December, _1978_, by and between TAMPA WEST INDUSTRIAL PARK, INC., a Florida corporation, whose business address is Post Office Box 23943, Tampa, Florida 33622, (hereinafter referred to as "LANDLORD" or "LESSOR"), and REFLECTONE, INC., a Delaware corporation, with its principal place of business at 76 Progress Drive, Stamford, Connecticut 06904, (hereinafter referred to as "TENANT" or "LESSEE").

                      W I T N E S S E T H :
          That LESSOR, in consideration of the rents and covenants, hereinafter stipulated to be paid and performed by LESSEE, does hereby grant, demise and lease unto LESSEE, and LESSEE hereby leases from LESSOR the property described in Exhibit "A" attached hereto and made a part hereof (hereinafter referred to as "Premises"). LESSOR and LESSEE have initialed and approved (or shall initial and approve) plans and specifications for the improvements to be provided by LESSOR hereunder.

          l. BUILDING: The LESSOR agrees, at its sole cost and expense, to cause to be constructed upon the real estate described in Exhibit "A" facilities in accordance with building plans and specifications which shall be approved and initialed by LESSOR and LESSEE and made a part hereof. The land and building shall include an area of 8.0215 acres (531 feet by 600+ feet and 110 feet by 300 feet), more or less, with a modern, high quality building containing 110,000 square feet as follows: (a) 30,000 square feet hi-bay (30 foot ceiling clear under the steel, 50 foot candle lighting level; painted walls with one 16 x 16 overhead door), (b) 40,000 square feet, light manufacturing area (24 foot ceiling; 60 foot candle lighting level; painted walls; one 12 x 14 overhead door), (c) 40,000 square feet office area with 20,000 square feet on first floor, 20,000 square feet mezzanine, (drop ceiling, 75 foot candle level, wall to wall carpeting, painted walls); total air conditioning and heating throughout the building; parking for a minimum of 300 cars on lot that is paved and lined (more parking spaces will be provided if required to meet applicable ordinances or code); the building shall contain a twenty (20) year bondable roof (option by tenant to obtain the bond).

          Landscaping in accordance with plans and specifications shall be provided by LESSOR, but maintained from the Commencement Date by LESSEE.

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          The construction of the improvements herein contemplated shall be substantially completed and ready for possession by LESSEE on or before May 15, 1979. If said building is not substantially completed by May 15, 1979, a downward adjustment in rent from $2,475,000.00 to $2,420,000.00, for the first ten (10) years of the lease term shall be made. If said improvements are not substantially completed by June 15, 1979, LESSEE at its option may cancel said lease and all sums paid on account shall be returned to LESSEE. Provided however, the completion dates set forth herein shall be extended for any delays caused by strikes, labor disputes, riots, acts of God, acts of civil or military authorities, fires, floods, epidemics, war, delays in transportation, theft or vandalism or inability to obtain, or delay in obtaining, suitable labor, material, facilities or services required for this agreement, all beyond the reasonable control of LESSOR. The completion date as set forth herein is conditioned upon LESSOR submitting plans and specifications to LESSEE within twenty-one (21) days from the date hereof, and the LESSEE approving and redelivering said plans and specifications to LESSOR (or as same may be modified by mutual agreement) no later than five (5) working days after receipt of said plans and specifications from LESSOR.

          2. TERM: The lease term shall be for a period of twenty (20) years (plus the partial month, if any, immediately following the commencement date) beginning on the date of substantial completion and either possession by LESSEE or issuance of the Certificate of Occupancy, ("Commencement Date") and expiring at midnight on the twentieth anniversary of the last day of the month in which the lease commenced. LESSOR and LESSEE agree to execute a certificate indicating the Commencement Date of the lease when same has occurred. Thereafter, and provided the LESSEE is not then in default under any provision hereof, the LESSEE shall have the option to renew this lease agreement for four (4) successive five (5) year periods, provided LESSEE shall have given written notice of his intention to LESSOR six (6) months prior to the termination date of the original lease period and six (6) months prior to the termination of any renewal period. Each five (5) year term shall be renewed under the same terms and conditions as set forth herein, except as to the rental amount set forth herein. For purposes of adjusting the rental payment for renewal periods, the basic rental amount shall be $2.75 per square foot per annum and same shall be increased to reflect the increase, if any, in the cost of living by adding to the Basic Rental an amount obtained by multiplying the Basic Rental by the percentage by which the level of the "New CPI for all Urban Consumers" as reported for the last day of the month preceding the first optional extension period has increased over its level as of the tenth (10th) anniversary of this Lease. The rental as thus adjusted shall be payable monthly in advance over the first five (5) year optional extension period. The same terms and manner of computing the rent shall be utilized for each successive five (5) year option extension period by adjusting the rental for each successive five (5) year extension period by the New CPI percentage increase between the beginning and the end of the immediately previous five (5) year extension period. In no event shall the adjusted rent for an option extension period be less than the immediately pre-ceding rental set forth herein. The "New CPI for all Urban Consumer" referred to herein is the index published by the U. S. Department of Labor Bureau of

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Labor Statistics.  In the event that said index is abandoned or its use discontinued, then the parties agree to permit the rental increase to be determined by another generally accepted standard of living index. The amount of any rental increase above the immediately preceding rental term for any renewal period shall be limited to no more than 30% over the rental for the immediately preceding term.

          LESSEE shall occupy the Premises only for lawful purposes.

          LESSEE covenants and agrees to pay as rent for said subject
Premises the sum of $2,475,000.00 for the first ten (10) years; $1,375,000.00 for the next succeeding five (5) years of said lease agreement, and $1,512,500.00 for the next succeeding five (5) years of said lease term, with said rental plus the Florida State Sales Tax being payable in monthly installments in advance. Said rental shall be payable on the first day of each month in advance during the term, except that upon execution of the lease agreement, LESSEE shall pay LESSOR the first two months' rental and the last month's rental of the initial lease term, plus Florida State Sales Tax and no additional rental shall be due for said months. Said rental shall be payable to TAMPA WEST INDUSTRIAL PARK, INC., Post Office Box 23943, Tampa, Florida 33622, or such other place as may be designated in writing by the LESSOR.

          It is the understanding and agreement of the parties hereto that this Lease Agreement is a clear net-net lease obligation wherein the LESSEE shall be responsible to bear all expenses and make all payments as set out herein. Provided, however, that LESSEE shall not be responsible for the cost of any repairs to the improvements to be constructed upon the demised Premises resulting from damage caused by structural defects. In connection with this paragraph, LESSEE shall have the same right as the LESSOR under all guaranties and warranties of the building contractors or suppliers of materials and equipment installed in the building by the LESSOR or the building contractor.

          3. EARLY ENTRY: Upon reasonable notice to LESSOR, LESSEE shall have the right from time to time to enter the premises prior to the Commencement Date in order to equip and prepare the premises for occupancy. This right is conditioned upon LESSEE causing no interference or delay in the construction work or damage to the Premises.

          4. NOTICE: Whenever this Lease requires that notice or demand shall be given or served on either party to this Lease, such notice or demand shall be in writing and shall be delivered personally or forwarded by certified or registered mail, evidenced by a U. S. Postal mailing receipt, addressed as follows:


LESSOR:        TAMPA WEST INDUSTRIAL PARK, INC.
               Post Office Box 23943
               Tampa, Florida 33623

LESSEE:        REFLECTONE, INC.
               76 Progress Drive
               Stamford, Connecticut 06904
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           5.  REPAIRS AND MAINTENANCE:  LESSEE shall, at its own expense, keep and maintain the interior of the building, including painting the doors, and keeping all mechanical equipment in good condition and repair, so as to tender it to LESSOR at Lease termination, broom clean and in the same condition as received, ordinary wear and tear, damage by fire or other casualty and the elements or acts of God excepted.

          LESSOR shall, at its own expense, keep and maintain the structural and exterior (excluding cosmetics, painting or hairline cracks which are not structural or cracks which are caused by LESSEE's negligence) portions of the building except LESSOR SHALL HAVE NO RESPONSIBILITY WHATSOEVER FOR MAINTENANCE OF ROOF DRAINS. LESSOR shall, at or before Commencement Date or as soon thereafter as possible (LESSOR using best efforts) assign to LESSEE all equipment warranties and guaranties received by it with respect to the improvements. LESSOR shall cause the plumbing, heating, electric and roofing subcontractors to guarantee their work for a minimum of one (1) year, or such longer period as may be customary, to the extent LESSOR is able to obtain same, after using its best efforts, from said subcontractors and shall deliver said guaranties to LESSEE at or before the Commencement Date, or as soon thereafter as possible (LESSOR using best efforts).

          LESSOR warrants the original building, equipment and paved areas to be free from defects in labor, material or design for a period of one year from the Commencement Date of the Lease. During said period, LESSOR shall repair, replace or otherwise correct any such defects or deficiencies promptly upon receipt of written notice from LESSEE. Said written notice must be received On or before the expiration of said one year period. If notice is timely, LESSOR shall have the continuing responsibility to remedy said defect. LESSEE, following said first year, shall, at its own expense, make all repairs to and provide for the maintenance of the heating plant, air conditioning or air cooling units, plumbing and all other fixtures on the leased Premises.

          6. IMPROVEMENTS BY LESSEE: LESSEE shall have the right at his own expense to make reasonable structural alterations or additions to the leased Premises having first obtained LESSOR's written approval which shall not be unreasonable withheld. However, LESSEE, without approval, may make nonstructural and interior office alterations and improvements, if such alterations and improvements are minor changes which do not damage, reduce the value of, nor impair the structural strength of the building. THE LESSEE SHALL, UNDER NO CONDITIONS, HAVE THE POWER OR AUTHORITY TO SUBJECT, AND IS EXPRESSLY PROHIBITED FROM SUBJECTING THE PREMISES TO ANY LIEN, CHARGE OR ENCUMBRANCES WHATSOEVER, AND SHALL indemnify, defend, and save harmless the LESSOR against all liens, charges or encumbrances that may be asserted against the subject premises the result of LESSEE's action.

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          LESSEE shall have the option for a period of thirty (30) months from the Commencement Date of this Lease Agreement to have constructed by LESSOR additional facilities on the property adjacent to the east boundary of the Premises under a Lease Agreement containing the same terms and conditions of this Lease Agreement except the rental which shall be negotiated between the parties to reflect the additional land and improvements; said additional property when combined with the existing 8.0215 acres, more or less, shall aggregate 11 acres, more or less. Said option must be exercised within said thirty (30) month time period.

          Trade fixtures and office improvements placed or installed upon or within the leased Premises by LESSEE shall remain the personal property of LESSEE and may be removed upon termination of the Lease agreement, provided LESSEE satisfactorily repairs any damage resulting from said removal.

          Upon termination of this Lease, LESSEE shall restore the leased Premises to LESSOR in the same condition as when LESSEE received the same, excepting structural improvements made by LESSEE with the written approval of LESSOR, repairs which are the responsibility of LESSOR, ordinary wear and tear, damage by fire or other casualty covered by insurance or the elements or acts of God excepted.

          7. INSPECTION: Subject to any applicable governmental security regulations, LESSOR shall have the right of access to the leased Premises at reasonable times, and upon reasonable notice, for the purpose of examination and inspection, making repairs, alterations or improvements to the extent permitted or required herein, or exercising any of the rights of the LESSOR under this Lease provided, however, that LESSOR shall not interfere with the conduct of business operations by LESSEE.

          8. UTILITIES: LESSEE shall pay all use charges and expenses for electricity, water, sewerage, heat, gas, power, steam, and all other services used or consumed by it in connection with the maintenance and operation of the leased Premises or LESSEE's business.

          9.  SIGNS:  LESSEE may attach to the building on the leased
Premises signs of reasonable size displaying LESSEE's name and business, provided any said signs shall fully comply with the ordinances of Hillsborough County, Florida.

          10. PLATE GLASS: LESSEE shall, at its own cost and expense, replace any plate glass which may be broken during the term of this Lease.

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          ll.  FIRE OR OTHER CASUALTY:  If the leased premises are damaged by fire or otherwise to such extent so as to interfere with their use by LESSEE, the rent payable hereunder for the period commencing on the date on which LESSEE gives LESSOR written notice of such damage, and ending on the date on which restoration of the leased premises is completed, shall be abated in the proportion which the floor space made unusable bears to the floor space usable to LESSEE prior to such damage. In the event of the total destruction of the leased Premises or destruction such that LESSEE's ability to use the Premises are substantially impaired, then LESSOR shall have the right to render said Premises tenantable by repairs within ninety (90) days from the date notice of the damage is received by LESSOR. If said Premises are not rendered tenantable within said period, it shall be optional with either party hereto to cancel this Lease, and in the event of such cancellation, rent shall be paid only to the day of such fire or casualty.

          12. CONDEMNATION: If the entire leased Premises are taken by eminent domain, or so much thereof as to render the balance inadequate for the operation of LESSEE's business, then in such event, this Lease shall terminate.

          In the event of any taking under the power of eminent domain which does not terminate this Lease as aforesaid, the rent payable by LESSEE hereunder shall be abated, commencing on the date on which possession is taken by the condemning authority, in the proportion which the floor space or land space so taken or made unusable bears to the floor space or land space, as the case may be, usable to LESSEE prior to such taking.

          If the taking is of unpaved and unimproved land only and such taking shall not interfere substantially with the use of the balance of the leased Premises by LESSEE, there shall be no abatement of rent.

          In the event of any taking under the power of eminent domain which does not terminate this Lease as provided herein, LESSOR shall promptly at its own cost and expense, restore the balance of the leased Premises to as near their former condition as circumstances shall reasonably permit.

          All damages awarded for any taking of all or any part of the improvements owned by LESSOR under the power of eminent domain shall belong to LESSOR except LESSEE shall be entitled to any proceeds from the enforcement and prosecution in any condemnation proceedings of any claims it may have as provided for under the laws and statutes of the State of Florida.

          13. QUIET POSSESSION: LESSOR warrants that LESSEE, on paying the rent installments and on keeping, observing and performing all other terms, conditions, and provisions herein contained on the part of LESSEE to be kept, observed and performed shall, during the full lease term, peaceably and quietly have, hold and enjoy the leased Premises for the full term of this Lease, subject to the terms, conditions and provisions hereof.

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          14.  DEFAULT:  If one or more of the following shall occur:

          (a) LESSEE shall fail to make payment of rent or any other sum due and owing by LESSEE to LESSOR for a period of twelve (12) days from the date same shall become due and LESSEE has received three (3) days' notice.

          (b)  LESSEE shall make an assignment for the
               benefit of creditors;

          (c)  LESSEE shall file a petition or answer
               seeking reorganization or arrangement
               under any of the laws of the United States relating to bankruptcy or any other applicable State;

          (d) An attachment or execution shall be levied upon LESSEE's property or interest under this Lease, and shall not be satisfied, bonded or released within sixty (60) days thereafter:

          (e)  A petition in bankruptcy shall be filed by
               or against LESSEE, or a receiver or
               trustee for all or any part of the
               property of LESSEE shall be appointed by
               any Court, and such petition shall not be
               withdrawn, dismissed, or discharged, or
               such receiver or trustee removed, within
               thirty (30) days from the filing or
               appointment thereof;
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          (f)  Default shall be made in the performance
               or observance of any other covenant,
               agreement, obligation, provision, or
               condition to be kept or performed by
               LESSEE under the provisions of this Lease and such default shall continue for thirty
               (30) days after written notice thereof
               given by LESSOR to LESSEE:

then and in any of such events LESSOR may, at its option, enter the leased Premises and again have, repossess and enjoy the same as if the Lease had not been made, and thereupon this Lease. and everything herein contained on the part of LESSOR to be done and performed shall cease, terminate and be utterly void without prejudice, however, to the right of LESSOR to recover from LESSEE all rent due up to the time of entry. In case of such default and entry by LESSOR, LESSOR may relet said Premises for the remainder of said term and shall be solely entitled to the proceeds thereof.

          In the event the LESSOR refuses or neglects to do any of the things specified to be done by LESSOR under the terms of this Lease, then LESSEE may, but is not obligated to, upon LESSOR's failure to cure such default within thirty (30) days after receipt of written notice from LESSEE which specified the particular default complained of, make such payment or do or cause to be done such things at LESSOR's expense. All money properly advanced or expended by LESSEE in connection with the aforesaid matters shall be charged against the rents accruing under the Lease and shall have the same effect as though the amount thereof had been paid as rent to LESSOR.

          The various rights and remedies given to or reserved to LESSOR and/or LESSEE by this Lease, or allowed by law, shall be cumulative, and no delay or omission to exercise any of their rights shall be constructed as a waiver of any continuing or subsequent breach of the same provision.

          15. SUBORDINATION: LESSEE shall, upon LESSOR's request, execute any instrument or instruments permitting a mortgage to be placed on the leased Premises or any part thereof provided; however, as a condition to any subordination instrument being executed by LESSEE, LESSOR shall cause any mortgagee under such a mortgage to acknowledge an agreement with LESSEE, in recordable form, which will provide that so long as LESSEE pays the rents due under this Lease and is not otherwise in default hereunder, the holder of such mortgage will not disturb possession of LESSEE.

          16. INDEMNIFICATION: Each party hereto shall indemnify the other and hold it harmless from and against any direct damage suffered or liability incurred, including reasonable attorney's fees, on account of bodily injury to any person or persons and damage to property on or about the leased Premises during the term of this Lease occasioned by the negligent act or omission, or breach of any covenant contained herein by the indemnifying party, its officers, agents, invitees or servants.

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          17.  WAIVER OF RIGHT OF SUBROGATION: Inasmuch as such agreement is permitted in their insurance policies covering buildings, equipment, tenant's improvements, fixtures and stock, LESSOR and LESSEE each hereby releases and waives the right of subrogation against the other including their officers, directors and employees, if any, for any damage or loss to property caused by fire, explosion or other hazard covered by an extended coverage policy.

          18. PUBLIC LIABILITY INSURANCE: LESSEE shall at all times during the term of this Lease, and at its expense, carry comprehensive general liability insurance for the protection of LESSOR as contemplated in this paragraph with companies reasonably satisfactory to LESSOR. Such liability insurance shall protect LESSOR against the claims for injuries to person or persons or property of third parties arising or growing out of the use of said Premises by LESSEE, and the amount of liability and property damage insurance shall not be less than the sum of $500,000.00 per person, a $1,000,000.00 umbrella aggregate, and $100,000.00 property damage coverage. LESSEE shall cause LESSOR to be included as an additional insured under the terms of said policies. LESSEE may comply with this paragraph under the terms of a blanket insurance policy acceptable to LESSOR.

          19. FIRE INSURANCE: LESSEE shall secure and maintain casualty insurance upon the Premises occupied hereunder against the hazards normally and customarily insured against, including fire and extended coverage in an amount of 80% of the replacement value of the improvements and with a carrier or carriers selected by LESSEE and reasonably approved by LESSOR and shall secure the naming of LESSOR as an additional insured under said policy.

          20. TAX CLAUSE: LESSEE shall pay, before delinquency, any and all ad valorem property taxes assessed against the Premises herein leased. In the event that tax bills or notices are mailed to LESSOR as record owner, LESSOR shall promptly transmit said bills or notices to LESSEE and no failure of payment by LESSEE shall be deemed a breach hereof unless and until said bills or notices have in fact been transmitted. Penalties or interest assessed by reason of LESSOR's failure or delay to transmit bills or notices shall be borne by LESSOR.

          21. ASSIGNMENT AND SUBLETTING: The LESSEE may assign this Lease with the written consent of LESSOR, which consent shall not be unreasonably withheld, provided always that rents in excess of those called for in this Lease are divided equally between LESSEE and LESSOR after LESSEE is reimbursed for its bona fide costs of relocating and expenses of reletting, all not to exceed $25,000.00. The LESSEE may sublet portions of the Premises to related or affiliated corporations without the consent of LESSOR provided LESSEE shall remain primarily responsible for the obligations contained herein. No business is to be pursued on the Premises which will injure the property or detract from the rental value thereof and the LESSEE continues to be responsible for its obligations contained herein.

          22. LAWS, ORDINANCES: LESSOR represents that on the Commencement Date of this Lease Agreement, the demised Premises shall not be in violation of applicable laws, regulations, and ordinances of the appropriate governmental agencies.

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          23.  HOLDING OVER:  In the event LESSEE shall, after the
termination of the Lease or any extension thereof, continue to occupy or remain on the Premises without a written agreement having been entered into, then any such holding over shall be deemed a month-to-month tenancy, but otherwise subject to all of the terms of this Lease.

          24. SUCCESSORS: This Lease shall bind and inure to the benefit of the successors, assigns, heirs, executors, and administrators of the parties hereto, subject to the provisions herein.

          25. ENDORSEMENTS: No agreement, oral or written, respecting the leased Premises shall be binding upon either party to this Lease unless in writing and attached hereto.

          26.  PROTECTIVE COVENANTS:  LESSOR has prepared Protective
Covenants governing the use and occupancy of the respective tracts in Tampa West Industrial Park of which the demised Premises is a part, and a copy of said Protective Covenants is attached hereto and made a part hereof as Exhibit "B." LESSEE agrees that such Protective Covenants are firm and binding, and LESSEE agrees to comply with same.

          IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in due form of law as of the day and year first above written.

Signed, sealed and delivered       TAMPA WEST INDUSTRIAL PARK, INC.
in the presence of:                                    (Corporate Seal)

/s/ Jane G. Cooke                  /s/ Elmer J. Krauss, President
                                   By:

                                   "LESSOR"

/s/ N.C. Graniere
Witnesses as to LESSOR



                                     REFLECTONE, INC.

                                                (Corporate Seal)

/s/ Jane G. Cooke                  /s/Robert W. Yates, Vice Chairman
                                   By:

                                   "LESSEE"

/s/N C Graniere
Witnesses as to LESSEE


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                     GUARANTY OF PERFORMANCE

          In order to induce TAMPA WEST INDUSTRIAL PARK, INC., a Florida corporation, to enter into the aforesaid Lease with REFLECTONE, INC., a Delaware corporation, DUNLAP & ASSOCIATES, INC., a Delaware corporation, unconditionally and irrevocably guarantees to TAMPA WEST INDUSTRIAL PARK, INC., its successors and assigns, the full and punctual performance and observance by REFLECTONE, INC. of all terms, covenants, conditions and provisions in said Lease, contained on the part of REFLECTONE, INC. to be kept, performed and observed. DUNLAP & ASSOCIATES, INC. also agrees to be primarily liable under this Lease to TAMPA WEST INDUSTRIAL PARK, INC. without the necessity of any notice, demand or prior legal action against REFLECTONE, INC.

                                DUNLAP & ASSOCIATES, INC.
                                               (Corporate Seal)

/s/ Jane G. Cooke                /s/Jack Wm. Dunlap
                                 By:

/s/ N C Graniere
Witnesses as to Dunlap &
Associates, Inc.

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